Exhibit 99.1

For Investor Inquiries:

investorrelations@ussco.com

847.627.7000

For Media Inquiries:

Diane Hund (dhund@ussco.com)

847.627.2046

United Stationers Changes Name to Essendant, Repositions for the Future

Newly Unified Company Offers Fastest and Most Convenient Solution for Workplace Essentials

DEERFIELD, Ill. – May 29, 2015 – United Stationers Inc. (NASDAQ: USTR), a leading supplier of workplace essentials, will officially bring together several of its primary operating companies under the name “Essendant” on June 1, 2015.  In addition, the company will begin trading under the new stock ticker symbol ESND on June 1st.

“By uniting our brands as Essendant, we provide the exceptional products and services that enable our partners to succeed, while also increasing the convenience and efficiency for our customers,” says Bob Aiken, interim president and chief executive officer.

United Stationers Supply Co., Azerty, LagasseSweet and ORS Nasco will come together under the Essendant brand starting in June, while MEDCO will follow shortly thereafter.

The unified brands all boast a history of exceptional supply-chain management and delivery capabilities, offering next-day delivery to more than 90 percent of the U.S. and providing more than 160,000 stocked products. “All of these companies are leaders in their industries.  And now, together, we have a stronger solution with access to more products, more capabilities and more support,” says Aiken.

“Essendant goes beyond essentials to deliver what our resellers need,” said Diane Hund, vice president of marketing for Essendant.  “We are no longer just a wholesaler. In addition to a broader portfolio of products, Essendant also provides digital content and capabilities, product and category expertise and marketing support.”

The change in brand name and stock symbol will not in any way affect the validity or transferability of any currently outstanding stock certificates, and the company will not ask shareholders to surrender for exchange any United Stationers Inc. certificates presently held by them.

For more information on the journey to become Essendant, visit essendant.com.

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Forward‐Looking Statements

This news release contains forward‐looking statements. Words, and variations of words such as "expect" and "will," and similar expressions are intended to identify our forward‐looking statements, including but not limited to, United’s plan to rebrand the company. These statements are based on management’s current plans, expectations, and assumptions. This means they involve a number of risks and uncertainties that could cause future events to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s shareholders’ vote on amending United’s certificate of incorporation to amend the company’s name and United’s customers’ and suppliers’ reaction to the new brand name.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward‐looking statements and are cautioned not to place undue reliance on the forward‐looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward‐looking information in this news release is made as of this date only, and the company does not undertake to update any forward‐looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

About United Stationers

United Stationers Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The Company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company's network of 74 distribution centers enable the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit essendant.com or unitedstationers.com.

The company's common stock currently trades under the symbol USTR. On June 1, 2015, the company's name will change to Essendant Inc. With the open of trading on June 1, 2015, the company's symbol on the NASDAQ Global Select Market will change from USTR to ESND.

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